LINCOLN CONTINENTAL CONCEPT USING SPD-SMARTGLASS PANORAMIC
ROOF IS DEMONSTRATED AT THE 2015 SHANGHAI MOTOR SHOW

Shanghai, China – April 20, 2015. After a successful world premiere at the New York Auto Show last month, the Lincoln Continental Concept featuring an SPD-SmartGlass electronically tinting sunroof using patented technology from Research Frontiers (Nasdaq: REFR) makes its Asian debut at Auto Shanghai 2015 from April 20th to 29th. The Lincoln Continental Concept is a preview of an all-new full-size production luxury sedan, which is expected by Ford to be available in the Chinese and other markets in 2016. Auto Shanghai is now the world’s largest auto show reflecting China’s importance as the world’s largest and fastest growing automobile market with 18.4 million cars sold in 2014.

China is an important market for the entire auto industry especially for Lincoln which entered this market in late 2014. Lincoln has opened 11 dealerships in 9 cities and plans to expand to 60 dealerships in 50 cities in 2016. The rear seat focused Continental will be key to their efforts in China, given the chauffeur driven nature of this market.

As noted in Lincoln’s press release from Auto Shanghai 2015, “New technology is a hallmark of this vehicle.” Ford Motor Company president and CEO Mark Fields said, “The Continental Concept showcases the promise of quiet luxury from Lincoln going forward. It also is a strong indication of what’s to come next year as we introduce our new Lincoln Continental full-size luxury sedan.” Ford highlighted SPD-SmartGlass in this vehicle by saying, “Rear-seat comfort is further highlighted by an SPD-SmartGlass tinting sunroof, which allows passengers to control heat from direct sunlight. With the touch of a button, the glass can cool the vehicle interior by as much as 18 degrees Fahrenheit, while blocking 99 percent of UV rays.”

Please see a video of the SPD-SmartGlass tinting sunroof switching on the Lincoln Continental Concept. More links and updated information about the Lincoln Continental Concept and its SPD-SmartGlass sunroof is available on Research Frontiers’ SmartGlass.com website and on its social media sites.

Kumar Galhotra, Lincoln’s president, noted the importance of benefits to the customer: “Lincoln is different. For us it is more than the machine. It is about what our vehicles do for our clients.”

Joseph M. Harary, President and CEO of Research Frontiers Inc., the company which has invested over $100 million to develop the SPD-SmartGlass technology used in the Lincoln Continental Concept variable tint sunroof, noted: “Light is the new luxury and Ford has seen first-hand how sales of panoramic roofs have been embraced by their customers. Since its debut at the New York Auto Show three weeks ago, the automotive press has also embraced the aesthetics and functional benefits of the SPD-SmartGlass roof in the Continental. With large glass roof areas becoming more and more popular in cars today, especially in luxury brands, the need to control the amount of heat, light and glare coming through these panoramic roofs becomes even more important. Lincoln’s use of SPD-SmartGlass brings beautiful design aesthetics and functionality to enhance the comfort and productivity of passengers who ride in this vehicle.”

SPD-SmartGlass technology has proven itself in many aspects in the automotive industry, from durability and performance, to sales. The Mercedes-Benz MAGIC SKY CONTROL panoramic roof feature using SPD-SmartGlass technology is now in use on tens of thousands of cars around the world. SPD-SmartGlass technology has been put through rigorous durability and performance testing in some of the most extreme conditions on Earth, including testing in the arctic cold of Scandinavia and the blistering desert heat of Death Valley, California.

About the Lincoln Motor Company

The Lincoln Motor Company is the luxury automotive brand of Ford Motor Company, committed to creating compelling vehicles with an exceptional ownership experience to match. The Lincoln Motor Company is in the process of introducing four all-new vehicles through 2016. For more information about the Lincoln Motor Company, please visit media.lincoln.com or www.lincoln.com.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. Mercedes-Benz and MAGIC SKY CONTROL are trademarks of Daimler A.G. “Lincoln Continental” is a trademark of the Ford Motor Company.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com